News Release

Investor Contacts:

Crescendo Communications

T: 844-589-8760

mnga@crescendo-ir.com

MagneGas Provides Business Update for the First Quarter of 2018; Revenue Increases 34%

TAMPA, FL – May 15, 2018 – MagneGas Corporation (“MagneGas” or the “Company”) (NASDAQ: MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, today announced financial results and provided a business update for the first quarter ended March 31, 2018.

Ermanno Santilli, Chief Executive Officer of MagneGas, stated, “We made significant progress in 2018, including; accelerating sales and expanding our geographic reach; integrating our recent acquisitions; and streamlining operations. Revenue for the first quarter ended March 31, 2018 increased 34% to $1.2 million. This represents our first quarter with over $1.0 million in sales. As previously announced, we subsequently achieved over $1 million in sales for the month of April alone, due in part to the acquisition of Trico Welding Supplies. This growth is strong validation that our strategy is working.”

“During the first quarter of 2018, we closed on two acquisitions, Green Arc in Texas and Complete Welding of San Diego, which contributed to our sales growth. We also saw organic growth in our Florida operations through the addition of new sales representatives, resulting in more than 100 new clients in Florida in the first quarter alone.”

“We see several meaningful opportunities on the technology front. We recently conducted successful testing with an international medical manufacturing company that is one of the largest producers of gelatin capsule coatings for liquid center pills. This represents a significant opportunity for the Company as this company produces a variety of waste that MagneGas can successfully gasify, accomplishing two of our core goals—converting waste to energy and reducing our costs to produce MagneGas2® by another 20-25%. This development would further enhance our pricing power relative to acetylene and enable us to grow more cost effectively.”

“On the sterilization front, we have benefitted from our recent grant with the United States Department of Agriculture (USDA), which has allowed us to set up the necessary testing equipment in order to begin a series of live demonstrations of our sterilization equipment at an active dairy farm in Bowling Green, Florida. On May 10th we had our first live demonstration with representatives from the USDA, the Dairy Farmers Association and others, which we are pleased to report was quite successful, and we look to announcing our further progress on this front in the coming months.”

Scott Mahoney, Chief Financial Officer of MagneGas, commented, “Through all our expansion, we have maintained strict financial discipline, with a clear focus on improving profitability. Importantly, our cash flow from operations did improve, and excluding certain one-time expenses related to the acquisitions and capital markets activities, our normalized cash flows would have improved by over $800,000, representing our best quarterly financial performance in over ten years. This is a clear indication that as we complete our acquisitions, integrate them, and then leverage the combined team to drive growth, profitability is an achievable near-term objective for the Company.”

First Quarter 2018 Financial Results

Revenue for the first quarter ended March 31, 2018 increased to $1.2 million, compared to $0.871 million in the same period last year. The 34% increase in revenue was due primarily to our two acquisitions in January and February 2018 and organic sales growth in pre-existing operations. The Company expanded through acquisition into the San Diego market in January 2018. This expansion contributed $109,984 in revenue during the period. The Company also expanded through acquisition into the East Texas and Louisiana markets in February 2018. This expansion contributed $156,361 in revenue during the period.

For the three months ended March 31, 2018 and 2017, the Company generated a gross profit of $413,879 compared to $368,400. Gross margins for the three months ended March 31, 2018 and 2017 were 35% and 42%, respectively. The decline in gross margins was due to acquisition accounting treatment of the acquired inventory values. The Company anticipates that margins will improve as all acquired inventory is sold and our cost basis for replacement inventory is reflected in our future cost of goods sold. Partially offsetting this increase in cost of goods sold, the Company has achieved better pricing and terms on select products as it achieves economies of scale and greater buying power.

Operating costs for the three months ended March 31, 2018 and 2017 were $3.3 million and $2.9 million, respectively. The increase in operating costs in 2018 was primarily attributable to the completion of two acquisitions in January and February 2018 and significant capital markets activity during the period. The Company spent $547,810 on consulting related to three acquisitions, including the acquisition of Trico Welding Supplies, Inc. which closed on April 2, 2018. During the three months ended March 31, 2018 the Company recognized a non-cash charge of $105,075 in stock-based compensation for employees, compared to $102,905 in the comparable three months ended March 31, 2017. Other non-cash operating expenses were due to depreciation and amortization charges of $159,211 for the three-month period ended March 31, 2018, compared to $167,338 for the three months ended March 31, 2017.

Conference Call

MagneGas’ executive management team will host a conference call on Tuesday, May 15th at 10:00 a.m. Eastern Time to give a business update for the first quarter ended March 31, 2018. The call will be available on the Company’s website at www.magnegas.com, or by calling 877-407-8031 for U.S. callers or +1 201-689-8031 for international callers.

A webcast will also be archived on the Company’s website and a teleconference replay of the conference call will be available approximately one hour following the call, through 10:00 AM on June 15, 2018, and can be accessed by dialing 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering conference ID: 29634.

About MagneGas Corporation

MagneGas® Corporation (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company’s testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas®, please visit the Company’s website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributors, ESSI, Green Arc Supply, Trico Welding Supply and Complete Welding of San Diego. ESSI has three locations in Florida, Green Arc has two locations in Texas and one location in Louisiana, Trico has two locations in northern California, and Complete Welding has one location in southern California. For more information on ESSI, please visit the company’s website at http://www.weldingsupplytampa.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

(tables follow)

MagneGas Corporation

Condensed Consolidated Balance Sheets

	March 31, 2018	December 31, 2017
	(Unaudited)
Assets

Current Assets

Cash	$2,103,254	$586,824
Accounts receivable, net of allowance for doubtful accounts of $116,794 and $101,063, respectively	645,491	389,652
Inventory	1,601,931	738,950
Prepaid and other current assets	769,705	198,056
Total Current Assets	5,120,381	1,913,482

Property and equipment, net of accumulated depreciation and amortization of $2,176,870 and $2,032,265, respectively	8,515,073	6,865,389
Deposit on acquisition	1,000,000	325,000
Intangible assets, net of accumulated amortization of $471,776 and $457,171, respectively	404,076	412,331
Security deposits	96,846	27,127
Goodwill	2,484,999	2,108,781

Total Assets	$17,621,375	$11,652,110

Liabilities and Stockholders’ Equity

Current Liabilities

Accounts payable	$1,715,981	$1,716,661
Accrued expenses	780,736	909,562
Deferred revenue and customer deposits	44,717	44,095
Capital leases, current	27,460	27,460
Note payable, net of debt discount of $138,247 and $184,204, respectively	217,586	451,754
Promissory notes payable - related party	32,188	100,000

Total Current Liabilities	2,818,668	3,249,532

Long Term Liabilities
Note payable	520,000	520,000
Capital leases, net of current	75,840	63,839
Total Liabilities	3,414,508	3,833,371

Commitments and Contingencies

Series C Preferred stock: 25,000 shares designated; 0 and 115 shares issued and outstanding with a liquidation preference of approximately $0 at March 31, 2018 and $115,000 December 31, 2017.	-	115,000
Series E Preferred stock: 455,882 shares designated; 402,464 shares issued and outstanding with a liquidation preference of approximately $50,000 at March 31, 2018 and $430,950 at December 31, 2017.	50,000	430,950
Stockholders’ Equity
Preferred stock: $0.001 par; 10,000,000 shares authorized
Series A Preferred stock: 1,000,000 shares authorized; 1,000,000 shares issued and outstanding with no liquidation preference at March 31, 2018 and December 31, 2017	1,000	1,000
Series B Preferred stock: 2,700 shares designated, 0 shares issued and outstanding at March 31, 2018 and December 31, 2017	-	-
Common stock: $0.001 par; 190,000,000 shares authorized; 13,264,655 shares issued and outstanding at March 31, 2018 and 1,782,864 shares issued and outstanding at December 31, 2017	13,265	1,783
Additional paid-in-capital	81,734,640	71,852,874
Accumulated deficit	(67,592,038)	(64,582,868)

Total Stockholders’ Equity	14,156,867	7,818,739

Total Liabilities, Temporary Equity and Stockholders’ Equity	$17,621,375	$11,652,110

MagneGas Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

	For the three months ended March 31,
	2018	2017

Revenue:	$1,171,753	$871,788

Cost of Revenues	757,874	503,388
Gross Profit	413,879	368,400

Operating Expenses:
Selling, general and administration	3,153,994	2,607,866
Research and development	1,152	98,141
Depreciation and amortization	159,211	167,338
Total Operating Expenses	3,314,357	2,873,345

Operating Loss	(2,900,478)	(2,504,945)

Other Income and (Expense):
Interest	(62,734)	-
Amortization of debt discount	(45,958)	(103,080)
Other (expense) income	-	(4,554)
Change in fair value of derivative liability	-	831,420
Total Other Income (Expense)	(108,692)	723,786

Net Loss	(3,009,170)	(1,781,159)

Deemed dividend	930,300	-

Net loss attributable to common shareholders	$(3,939,470)	$(1,781,159)

Net loss per share: Basic and Diluted	$(0.62)	$(0.03)

Weighted average common shares: Basic and Diluted	6,350,695	59,179,672